                                                                    Exhibit 12.1

                              THE GSI GROUP, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)
                            (Dollars in Thousands)


                                               Year ended December 31,
                                    -------------------------------------------
                                    1994(1)  1995(1)   1996     1997     1998
                                    -------  -------  -------  -------  -------
Income (Loss) from continuing
 operations........................  $3,845  $(1,758) $10,981  $15,731  $    17
                                     ======  =======  =======  =======  =======
Add Fixed Charges:
Interest expense on borrowings and
 amortization of deferred
 financing costs...................   1,934    2,894    3,590    6,174   12,946
Interest portion of rent expense...     384      531      432    1,164      955
                                     ------   ------  -------  -------  -------
                                      2,318    3,425    4,022    7,338   13,901
                                     ======  =======  =======  =======  =======
Adjusted Earnings..................   6,163    1,667   15,003   23,069   13,918
                                     ======  =======  =======  =======  =======
Ratio of Earnings to Fixed Charges.    2.66x      (3)    3.73x    3.14x    1.00x

(1) In December 1995, the Company signed an agreement to sell the working capital and fixed assets of its Heritage Vinyl Division. In January 1996, the sale was closed. The Company's 1994 and prior year financial statements were restated to reflect this discontinued operation.

(2) The ratio of earnings to fixed charges is expressed as the ratio of fixed charges plus pretax earnings to fixed charges. Fixed charges include interest on borrowings, amortization of deferred financing costs and the interest portion of rent expense. Earnings were insufficient to cover fixed charges for the year ended December 31, 1995 by $1.8 million.

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